1 NYSE: SBSI Subordinated Notes Offering Investor Presentation August 2025 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated August 7, 2025 Registration No. 333 - 271518

Disclaimers 2 Safe Harbor Disclosure and Forward - Looking Statements Certain statements in this presentation other than historical data and information may constitute “forward - looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995 . These forward - looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date . These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “might,” “will,” “would,” “seek,” “intend,” “probability,” “risk,” “goal,” “target,” “objective,” “plans,” “potential,” and similar expressions that predict or indicate future events or trends that are not statements of historical matters . Forward - looking statements are statements with respect to the beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance of Southside Bancshares, Inc . (the “Company” or “Southside”) and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward - looking statements . For example, trends in asset quality, capital, liquidity, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies and earnings from growth and certain market risk disclosures, including the impact of interest rates and our expectations regarding rate changes, tax reform, inflation, tariffs, the impacts related to or resulting from other economic factors are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations . By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future . Accordingly, the Company cautions readers not to place undue reliance on any such forward - looking statements, as the risks and factors listed herein could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements . The most significant factors that could cause future results to differ materially from those anticipated by our forward - looking statements include the ongoing impact of higher inflation levels, interest rate fluctuations including the impact of changes in interest rates on our financial projections, models and guidance, and general economic and recessionary concerns, as well as the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U . S . exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment and increasing insurance costs, as well as the financial stress to borrowers as a result of the foregoing, all of which could impact economic growth and could cause a reduction in financial transactions and business activities including decreased deposits and reduced loan originations, and our ability to manage liquidity in a rapidly changing and unpredictable market . Additional factors which may cause actual results to differ materially from those contained in such forward - looking statements include those contained in the Company’s Annual Report on Form 10 - K for the year ended December 31 , 2024 , under “Part I - Item 1 . Forward Looking Information” and “Part I - Item 1 A . Risk Factors” and in the Company’s other filings with the U . S . Securities and Exchange Commission . Forward - looking statements speak only as of the date they are made . The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward - looking statements included herein to reflect future events or developments, except as required by law .

Disclaimers (continued) 3 Industry and Market Data This presentation includes estimates regarding market and industry data . Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our clients, trade and business organizations and other contacts in the markets in which we operate . While we believe the estimated market and industry data included in this presentation are generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise . Trademarks and Trade Names The Company owns or has rights to various trademarks, service marks and trade names that it uses in connection with the operation of its business . Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and trade names under applicable law . Other service marks, trademarks and trade names referred to in this presentation, if any, are the property of their respective owners . Registration Statement ; No Advice The Company has filed a registration statement (including a prospectus, which is preliminary and subject to completion) (File No . 333 - 271518 ) with the SEC for the offering to which this presentation relates . Before you invest in any securities, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents Southside has filed or will file with the SEC for more complete information about Southside and the offering . You may obtain these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, a copy of the prospectus and when available, preliminary prospectus supplement, may be requested by contacting Keefe, Bruyette & Woods, A Stifel Company , by calling toll free at (800) 966 - 1559 or by email at uscapitalmarkets@kbw . com . This presentation does not constitute or form a part of the registration statement for the proposed offering to which this presentation relates and does not constitute an offer to sell securities, and Southside is not soliciting an offer to buy securities in any jurisdiction where such offer or sale is not permitted . The securities to which this presentation relates are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer . Neither the SEC nor any state securities commission has approved or disapproved of the securities of Southside or passed upon the accuracy or adequacy of this presentation . Any representation to the contrary is a criminal offense .

1. A rating is not a recommendation to buy, sell or hold securities. Ratings many be subject to revision or withdrawal at any ti me by the assigning rating organization. Each rating organization has its own methodology for assigning ratings and, accordingly, each rating should be eva luated independently of any other rating. 2. Please refer to our Preliminary Prospectus Supplement, dated August 7, 2025, for complete use of proceeds. Terms of the Proposed Subordinated Debt Offering Issuer Southside Bancshares, Inc. (NYSE: SBSI) Security Subordinated Notes due 2035 Amount $125 million Security Rating (1) BBB (Stable) by Kroll Bond Rating Agency Issuance Type SEC Registered Offering Structure Fixed-to-Floating Rate (Fixed during First Five Years) Term 10 Years No Call Period 5 Years Use of Proceeds (2) General corporate purposes, which may include, but are not limited to, the redemption of all or less than all of our outstanding subordinated or senior debt Sole Bookrunner 4

Southside Snapshot Company Overview Financial Highlights ($mm) As of and for the Six Months Ended June 30, As of and for the Years Ended December 31, 2025 2024 2023 Balance Sheet $ 8,340 $ 8,517 $ 8,285 Total Assets 4,602 4,662 4,525 Total Loan (EX HFS) 6,632 6,654 6,550 Total Deposits 807 812 773 Total Equity Profitability 1.05% 1.06% 1.11 % ROAA 14.26 14.92 16.03 ROATCE (2) 2.91 2.88 3.09 Net Interest Margin (2)(3) 54.36 53.52 51.30 Efficiency Ratio (2)(3) Capital 7.43% 7.33% 7.04 % TCE/TA (2) 13.36 13.04 12.28 Common Equity Tier 1 Ratio 14.41 14.07 13.32 Tier 1 Risk - Based Ratio 16.91 16.49 15.73 Total Risk - Based Ratio 10.03 9.67 9.39 Leverage Ratio Asset Quality 0.72% 0.08% 0.09 % NPAs/Loans and Oreo 0.05 0.04 0.06 NCOs/Avg Loans 0.97 0.96 0.94 Reserve/ Total Loans 136.64 1,408.35 1,093.64 Reserve/NPLs Per Common Share $ 20.10 $ 20.05 $ 18.82 Tangible Book Value (2) 1.42 2.91 2.82 Diluted Earnings 5 1. Source: Bloomberg as of 7/18/2025. 2. See Non - GAAP Reconciliation in the Appendix. 3. Calculated on a fully taxable - equivalent basis (FTE). • Founded in 1960 with headquarters in Tyler, TX • Community - focused financial institution • Offers a broad range of consumer, commercial and mortgage banking services, as well as private banking, wealth management and trust services, and brokerage services • Awarded one of the "Best Banks to Work For" in 2022 , 2023 and 2024 by American Banker • Diversified branch footprint consisting of 53 branches, 12 of which are located in grocery stores • 792 Full - Time Equivalent Employees , as of June 30 , 2025 • Insider ownership equal to 5 . 98% (1) • Experienced Management Team, each with over 2 5 years of experience in b anking industry • Maintains a strong capital position, with robust common equity tier 1 and total risk - based capital of 13 . 36 % and 16 . 91% , respectfully, as of June 30 , 2025 • Strong asset quality, with NPA to Total Assets of 0 . 39 % as of June 30 , 2025

• Chief Accounting Officer of Southside Bank from 2011 - 2016 • Over 40 years with Southside Lee Gibson, Chief Executive Officer • Board member of William Mann Community Development Corporation • 10 years with Southside and over 35 years of experience in the banking and financial services industry • Board member of East Texas Lighthouse for the Blind and CHRISTUS Trinity Mother Frances Foundation • Over 40 years with Southside • Prior to Southside, served as Head of Commercial Real Estate at another Texas public bank • Over 40 years of experience in the banking and financial services industry Julie Shamburger, Chief Financial Officer TL Arnold, Chief Credit Officer Curtis Burchard, Chief Lending Officer Brian McCabe, Chief Operations Officer Suni Davis, Chief Treasury Officer • Chief Risk Officer of Southside Bank from 2016 - 2024 • 2 5 years with Southside Experienced Management Team • Board and Executive Committee member of Tyler Economic Development Council • Past Chairman, FHLB Dallas and Council of FHLBanks • Over 40 years with Southside Keith Donahoe, President • Served as Regional President, Central Texas from 2022 - 2024 • Over 30 years of experience in the banking and financial services industry 6

Conservatively positioned, highly liquid balance sheet History of low credit losses, even in economic downturns Investment Highlights Positioned in solid Texas markets that are supported by long - term population growth 7 Stable profitability across interest rate cycles, supported by excellent low - cost and granular core deposits c Long - tenured management team with track record of excellent performance through multiple economic cycles

Source: FDIC (as of 6/30/2024), S&P Market Intelligence, Fortune Magazine Markets of Operation Background and Highlights East Texas 25 • Founded in 1960 in Tyler, TX • Leading deposit market share (38%) in Smith County , TX • Tyler metropolitan area population of approximately 240,000 Dallas – Fort Worth 15 • Acquired Fort Worth Bancshares, Inc. ($129m in total assets ) in 2007 and OmniAmerican Bancorp, Inc. ($1. 3 b in total assets ) in 2014 • Expanded footprint with a l oan p roduction o ffice , a branch specifically focused on loan - related activities, in Dallas in January 2024 • #1 largest MSA in Texas and #4 in U.S. • 21 Fortune 500 Companies Southeast Texas 10 Austin Houston 2 1 • Acquired Diboll State Bancshares, Inc. ($1.0b in total assets ) in 2017 • Leading deposit market share (29%) in Angelina County , TX • Lufkin metropolitan area population of approximately 90,000 • Expanded footprint to Austin with LPO acquired through Fort Worth Bancshares, Inc. transaction in 2007, became a full service branch in 2011 • #4 largest MSA in Texas # of Branches • #2 largest MSA in Texas and #5 in the U . S . • 24 Fortune 500 Companies 8

Geographic Footprint Geographic Footprint consists of 53 branches in Texas, including 12 grocery store branches 9

Total Assets ($mm) Total Deposits ($mm) Loans HFI ($mm) Balance Sheet Growth 10 $6,550 $6,198 $5,722 $6,654 $6,632 $3,645 $7,260 $7,559 $8,285 $8,517 $8,340 $4,602 $4,662 $4,525 $4,148 Source: Company documents

Profitability Net Income ($mm) Net Interest Income ($mm) ROAA ROATCE (1) Efficiency Ratio (FTE) (1) 1.59% 1.43% 1.11% 1.06% 1.05% 2021 2022 2023 2024 YTD Q2 2025 17.04% 18.56% 16.03% 14.92% 14.26% 2021 2022 2023 2024 YTD Q2 2025 49.03% 47.39% 51.30% 53.52% 54.36% 2021 2022 2023 2024 YTD Q2 2025 11 Source: Company documents 1. Calculated on a fully taxable - equivalent basis (FTE). See Non - GAAP Reconciliation in the Appendix.

Source: Company documents 1. Annualized 2. Calculated on a fully taxable - equivalent basis (FTE), a non - GAAP measure. See non - GAAP reconciliation in the Appendix . Quarterly Yield & Cost Trends (1)(2) (1)(2) (1) 12

Loan Portfolio Composition Loan Balances ($mm) Loans 6/30/2025% $mm Loan Type Real Estate Loans (RE): 10% $ 470 Construction 16% 736 1 - 4 Family Residential 57% 2,606 Commercial RE 8% 381 Commercial Loans 8% 364 Municipal Loans 1% 45 Loans to Individuals 100% $ 4,602 Total Commercial Loans, 8% 13 Source: Company documents

Multi Family 29% Retail 21% Office 13% Industrial 9% Homebuilding 5% SFR Lot Development 1% Land Development 3% Residential 3% Skilled Nursing 3% Miniwarehouse 3% Leased Medical 3% Raw Land 2% Assisted & Independent Living 2% Hotel 2% Other 1% Commercial Loan Concentrations 14 Investment Real Estate Commercial and Industrial CRE Balances by Year Maturing Maturity Year Number of Accounts Outstanding Balance Percentage of Total 2025 75 333,250,713.12$ 11% 2026 168 658,555,020.52 22 2027 173 707,218,098.19 24 2028 115 342,275,447.81 12 2029 109 227,247,698.51 8 2030 118 202,622,776.10 7 2031+ 592 457,891,780.85 16 Source: Company documents Note: Data as of 6/30/2025 Real Estate Offices and Equipment Lessors 15% Fin. & Insurance 9% Wholesale Trade 8% Construction 8% Accommodation & Food Services 11% Transportation & Warehousing 9% Retail Trade 5% Prof, Sci & Tech Services 6% Manufacturing 6% Health Care & Social Assistance 5% Other 18%

CRE Concentration (1) Bank Consolidated 15 Source: Company documents 1. CRE concentration defined as non - owner occupied CRE loans as a percentage of total capital as outlined in the Joint Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices published by the Board of Governors of the Federal Reserve Sy ste m in December 2006.

Asset Quality Trends NPAs / Loans and OREO (1)(2) Nonaccrual Loans / Loans (1) NCOs / Average Loans ACL / NPLs (1) 16 Source: Company documents 1. Pursuant to our adoption of ASU 2022 - 02, effective January 1, 2023, we prospectively discontinued the recognition and measuremen t guidance previously required on troubled debt restructures. As a result, non - performing loans (NPLs) beginning March 31, 2023 exclude an y loan modifications that are performing but would have previously required disclosure as troubled debt restructures. 2. Nonperforming assets increased during 2025 primarily due to an increase of $27.5 million in restructured loans due to an exte nsi on of maturity on a CRE loan to allow for an extended lease up period.

Deposit Composition Deposit Balances and Rates ($mm) Deposit Mix 6/30/2025 17% $ mm Deposits 49% $ 3,235 Interest Bearing Demand 21% 1,368 Noninterest Bearing 9% 604 Savings 4% 253 Retail Time 17% 1,172 Jumbo Time 100% $ 6,632 Total Source: Company documents

Liquidity 18 • Liquidity sources remain strong, with $2.33 billion in liquidity lines available as of June 30, 2025. Swapped Total Available for Future Liquidity Borrowings Line of Credit As of June 30, 2025 (in thousands) $ 280,000 $ 1,866,165 $ 511,526 $ 2,377,691 FHLB advances — 383,587 30,000 413,587 Federal Reserve discount window — 80,000 — 80,000 Correspondent bank lines of credit $ 280,000 $ 2,329,752 $ 541,526 $ 2,871,278 Total liquidity lines Source: Company documents

Securities Portfolio Composition Total Securities ($mm) Securities 6/30/2025 % Total AFS HTM (1) Securities ($mm) 5% $ 134 $ 134 $ — US Treasury 53% 1,431 389 1,042 State & Political subdivisions 5% 138 17 121 Corporate Bonds & Other 36% 993 912 81 Residential 1% 34 5 29 Commercial 100% $ 2,730 $ 1,457 $ 1,273 Total 19 Source: Company documents 1. Presented at Net Carrying Amount, which includes allowance for credit losses of $26,000 and $29,000 for State and Political s ubd ivisions and Corporate bonds and other, respectively.

Capital Ratios 20 8.0% 10.0% Bank Only Consolidated Well Capitalized Adequately Capitalized Source: Company documents

Pro Forma Interest Coverage & Double Leverage 21 Three Months Ended, (dollars shown in thousands) 2022 2023 2024 6/30/25 Pro Forma (1) Double Leverage Bank-Level Equity $879,449 $917,035 $940,947 $948,449 $1,010,615 Consolidated Equity 745,997 773,288 811,942 807,200 806,758 Double Leverage Ratio 118% 119% 116% 117% 125% Interest Coverage Earnings: Income From Continuing Operations Before Taxes $119,631 $101,129 $107,377 $26,532 $24,717 (+) Borrowings Interest (inc. TruPS & Existing Sub Debt) 11,565 36,557 44,552 6,869 6,869 (+) Sub Debt Interest Attributable to Capital Raise -- -- -- -- 2,266 (+) Sub Debt Interest Attributable to Redeemed Sub Debt -- -- -- -- (450) Earnings (Before Corporate Debt Interest) $131,196 $137,686 $151,929 $33,401 $33,401 (+) Interest on Deposits 29,075 108,157 153,657 37,427 37,427 Earnings (Before Corporate Debt & Deposit Interest) $160,271 $245,843 $305,586 $70,828 $70,828 Interest Expense: (+) Borrowings Interest (inc. TruPS & Existing Sub Debt) $11,565 $36,557 $44,552 $6,869 $6,869 (+) Sub Debt Interest Attributable to Capital Raise -- -- -- -- 2,266 (+) Sub Debt Interest Attributable to Redeemed Sub Debt -- -- -- -- (450) Interest Expense, Excluding Interest on Deposits $11,565 $36,557 $44,552 $6,869 $8,684 (+) Interest on Deposits 29,075 108,157 153,657 37,427 37,427 Interest Expense, Including Interest on Deposits $40,640 $144,714 $198,209 $44,296 $46,111 Interest Coverage (Ex. Deposit Interest Expense) - A / C 11.3 x 3.8 x 3.4 x 4.9 x 3.8 x Interest Coverage (Inc. Deposit Interest Expense) - B / D 3.9 x 1.7 x 1.5 x 1.6 x 1.5 x A B C D (2) (2) Source: Company documents 1. Assumes $125 million raise with a market coupon, gross spread, and offering expenses. 2. Assumes $46.5 million of subordinated debt is redeemed; Assumes current fixed rate coupon of 3.875%.

Appendix 22 22

23 Net Interest Income Impact (1) Interest Rate Sensitivity (1.51%) (1.06%) (0.65%) 0.00% 2.69% 5.34% -200 bps -100 bps -50 bps Base +100 bps +200 bps Source: Company documents as of 6/30/2025 1. Estimated change in net interest income reflects immediate rate change for illustrative purposes.

This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP) . These non - GAAP financial measures include return on average tangible common equity, tangible book value per common share, tangible common equity to tangible assets, efficiency ratio on a fully taxable - equivalent (FTE) basis, net interest income (FTE), net interest margin (FTE) and net interest spread (FTE) . In calculating return on average tangible common equity, Southside ( i ) adds back the after tax amortization expense to net income available to common shareholders and (ii) subtracts average intangible assets for the period from average shareholders’ equity . In calculating tangible book value per common share, Southside subtracts intangible assets for the period from shareholders’ equity . In calculating the ratio of tangible common equity to tangible assets, Southside subtracts intangible assets both from shareholders’ equity and total assets at the end of the period . Management believes that the presentation of these measures excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding Southside’s financial condition and results of operations, as they provide a method to assess management’s success in utilizing Southside’s tangible capital as well as its capital strength . Management also believes that providing measures that exclude balances of intangible assets, which are subjective components of valuation, facilitates the comparison of Southside’s performance with the performance of its peers . In addition, management believes that these are standard financial measures used in the banking industry to evaluate performance . The efficiency ratio (FTE) is a non - GAAP measure that provides a measure of productivity in the banking industry . This ratio is calculated to measure the cost of generating one dollar of revenue . The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue . We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments . The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio . Net interest income (FTE) is a non - GAAP measure that adjusts for the tax - favored status of net interest income from certain loans and investments . We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax - exempt sources . The most directly comparable financial measure calculated in accordance with GAAP is our net interest income . Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets . The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin . Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax - equivalent basis and the average rate paid on average interest bearing liabilities . The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread . These non - GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures . Because not all companies use the same calculation of non - GAAP financial measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies . Non - GAAP Reconciliation 24

As of and for the Three Months Ended, 6/30/2025 3/31/2025 12/31/2024 9/30/2024 6/30/2024 (dollars in thousands, except per share data) $ 21,813 $ 21,507 $ 21,786 $ 20,524 $ 24,673 Net income available to common shareholders 157 176 196 220 243 Plus: After - tax amortization expense $ 21,970 $ 21,683 $ 21,982 $ 20,744 $ 24,916 [a] Adjusted net income available to common shareholders $ 815,473 $ 824,893 $ 822,234 $ 806,230 $ 796,698 Average shareholders' equity (202,569) (202,784) (203,020) (203,288) (203,581) Less: Average intangible assets for the period $ 612,904 $ 622,109 $ 619,214 $ 602,942 $ 593,117 [b] Average tangible shareholders' equity 14.38% 14.14% 14.12% 13.69% 16.90% [a]/[b] Return on average tangible common equity (ROATCE) (1) $ 807,200 $ 816,623 $ 811,942 $ 805,254 $ 800,970 Common equity at end of period (202,449) (202,647) (202,870) (203,119) (203,397) Less: Intangible assets at end of period $ 604,751 $ 613,976 $ 609,072 $ 602,135 $ 597,573 [c] Tangible common shareholders' equity at end of period $ 8,339,966 $ 8,343,300 $ 8,517,448 $ 8,362,263 $ 8,357,702 Total assets at end of period (202,449) (202,647) (202,870) (203,119) (203,397) Less: Intangible assets at end of period $ 8,137,517 $ 8,140,653 $ 8,314,578 $ 8,159,144 $ 8,154,305 [d] Tangible assets at end of period 7.43% 7.54% 7.33% 7.38% 7.33% [c]/[d] Tangible common equity/tangible assets (TCE/TA) 30,082 30,410 30,379 30,308 30,261 [e] Common shares outstanding at end of period $ 20.10 $ 20.19 $ 20.05 $ 19.87 $ 19.75 [c]/[e] Tangible book value per common share $ 54,266 $ 53,852 $ 53,707 $ 55,464 $ 53,608 Net interest income (GAAP) Tax equivalent adjustments: 565 581 598 608 633 Loans 1,868 1,772 1,935 2,012 2,051 Tax - exempt investment securities 56,699 56,205 56,240 58,084 56,292 Net interest income (FTE) (2) 12,145 10,223 12,281 8,171 11,557 Plus: Noninterest income — 554 (25) 2,797 (576) Less: Nonrecurring income (loss) $ 68,844 $ 66,982 $ 68,496 $ 69,052 $ 67,273 [g] Total Revenue $ 39,257 $ 37,089 $ 38,159 $ 36,332 $ 35,765 Noninterest expense (198) (223) (249) (278) (307) Less: Pre - tax amortization expense (2,090) (1) (919) (219) 2 Less: Nonrecurring expense $ 36,969 $ 36,865 $ 36,991 $ 35,835 $ 35,460 [f] Adjusted noninterest expense $ 7,709,799 $ 7,958,424 $ 7,913,371 $ 7,823,026 $ 7,881,919 Average earning assets 55.67% 57.04% 56.08% 53.94% 54.90% [f]/[g] Efficiency Ratio 53.70% 55.04% 54.00% 51.90% 52.71 % Efficiency Ratio (FTE) (2) 2.82% 2.74% 2.70% 2.82% 2.74 % Net interest margin (1) 2.95% 2.86% 2.83% 2.95% 2.87 % Net interest margin(FTE) (1)(2) 2.15% 2.08% 1.99% 2.10% 2.00 % Net interest spread (1) 2.27% 2.20% 2.12% 2.23% 2.13 % Net interest spread(FTE) (1)(2) 25 Non - GAAP Reconciliation (continued) 1. Annualized 2. Fully taxable - equivalent (FTE)

As of and for the Six Months Ended June 30, As of and for the Year Ended December 31, 2025 2024 2024 2023 2022 2021 (dollars in thousands, except per share data) $ 43,320 $ 46,184 $ 88,494 $ 86,692 $ 105,020 $ 113,401 Net income available to common shareholders 333 509 925 1,341 1,796 2,251 Plus: After - tax amortization expense $ 43,653 $ 46,693 $ 89,419 $ 88,033 $ 106,816 $ 115,652 [a] Adjusted net income available to common shareholders $ 820,157 $ 790,876 $ 802,618 $ 754,098 $ 782,362 $ 888,233 Average shareholders' equity (202,676) (203,745) (203,448) (204,887) (206,889) (209,463) Less: Average intangible assets for the period $ 617,481 $ 587,131 $ 599,170 $ 549,211 $ 575,473 $ 678,770 [b] Average tangible shareholders' equity 14.26% 15.99% 14.92% 16.03% 18.56% 17.04% [a]/[b] Return on average tangible common equity (ROATCE) $ 807,200 $ 800,970 $ 811,942 $ 773,288 $ 745,997 $ 912,172 Common equity at end of period (202,449) (203,397) (202,870) (204,041) (205,738) (208,011) Less: Intangible assets at end of period $ 604,751 $ 597,573 $ 609,072 $ 569,247 $ 540,259 $ 704,161 [c] Tangible common shareholders' equity at end of period $ 8,339,966 $ 8,357,702 $ 8,517,448 $ 8,284,914 $ 7,558,636 $ 7,259,602 Total assets at end of period (202,449) (203,397) (202,870) (204,041) (205,738) (208,011) Less: Intangible assets at end of period $ 8,137,517 $ 8,154,305 $ 8,314,578 $ 8,080,873 $ 7,352,898 $ 7,051,591 [d] Tangible assets at end of period 7.43% 7.33% 7.33% 7.04% 7.35% 9.99% [c]/[d] Tangible common equity/tangible assets (TCE/TA) 30,082 30,261 30,379 30,249 31,547 32,352 [e] Common shares outstanding at end of period $ 20.10 $ 19.75 $ 20.05 $ 18.82 $ 17.13 $ 21.77 [c]/[e] Tangible book value per common share $ 108,118 $ 106,956 $ 216,127 $ 215,027 $ 212,341 $ 189,557 Net interest income (GAAP) Tax equivalent adjustments: 1,146 1,289 2,495 2,724 2,993 2,920 Loans 3,640 4,131 8,078 9,939 11,388 10,045 Tax - exempt investment securities 112,904 112,376 226,700 227,690 226,722 202,522 Net interest income (FTE) (1) 22,368 21,281 41,733 35,834 40,857 49,336 Plus: Noninterest income 554 (558) 2,214 7,370 2,982 (3,862) Less: Nonrecurring income (loss) $ 135,826 $ 133,099 $ 270,647 $ 270,894 $ 270,561 $ 247,996 [g] Total Revenue $ 76,346 $ 72,646 $ 147,137 $ 140,578 $ 130,326 $ 125,030 Noninterest expense (421) (644) (1,171) (1,697) (2,273) (2,849) Less: Pre - tax amortization expense (2,091) 19 (1,119) 78 174 (580) Less: Nonrecurring (expense) income $ 73,834 $ 72,021 $ 144,847 $ 138,959 $ 128,227 $ 121,601 [f] Adjusted noninterest expense $ 7,833,425 $ 7,882,128 $ 7,875,096 $ 7,361,199 $ 6,822,667 $ 6,402,554 Average earning assets 56.34% 56.41% 55.69% 53.81% 50.05% 51.74% [f]/[g] Efficiency Ratio 54.36% 54.11% 53.52% 51.30% 47.39% 49.03 % Efficiency Ratio (FTE) (1) 2.78% 2.73% 2.74% 2.92% 3.11% 2.96 % Net interest margin 2.91% 2.87% 2.88% 3.09% 3.32% 3.16 % Net interest margin(FTE) (1) 2.11% 2.01% 2.02% 2.25% 2.86% 2.80 % Net interest spread 2.23% 2.15% 2.16% 2.42% 3.07% 3.01 % Net interest spread(FTE) (1) 26 Non - GAAP Reconciliation (continued) 1. Fully taxable - equivalent (FTE)

27 Thank you NYSE: SBSI